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                                                                      Exhibit 21
SUBSIDIARIES OF THE REGISTRANT:
  Buzzard Power Corporation
  Incorporated in Delaware December 12, 1990.........................
  Sunnyside Power Corporation
  Incorporated in Utah September 21, 1987............................
  Kaiser Power of Sunnyside, Inc.
  Incorporated in Delaware March 26, 1986............................
  Kaiser Systems, Inc.
  Incorporated in Delaware March 26, 1986............................
  Milesburg Energy, Inc.
  Incorporated in Pennsylvania September 30, 1986....................
  Coal Dynamics Corporation
  Incorporated in Pennsylvania March 21, 1986........................